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                                Exhibit 10.24

                Data Marketing and Guaranteed Revenue Agreement

[    ***    ] -Indicates those portions of this agreement in which confidential treatment has been requested. Omitted portions have been filed separately with the Securities and Exchange Commission.
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                DATA MARKETING AND GUARANTEED REVENUE AGREEMENT

This Data Marketing and Guaranteed Revenue Agreement (the "Agreement"), made by and between Manugistics, Inc., with its principal place of business at 2115 East Jefferson Street, Rockville, MD 20852 ("MANUGISTICS"), and Information Resources, Inc., with its principal place of business at 150 N. Clinton Street, Chicago, IL 60661-1416 ("IRI"), is effective as of March 7, 1997 (the "Effective Date").

                                    RECITALS

         A. MANUGISTICS designs, develops, markets, licenses and supports certain supply chain management software, as more fully defined in ARTICLE I hereunder.

         B. IRI designs, develops, markets, licenses and supports certain supply chain data and related software products, all as more fully defined in ARTICLE I hereunder.

         C. IRI and MANUGISTICS entered into a reseller agreement (the "IRI Reseller Agreement"), pursuant to which IRI granted MANUGISTICS and its affiliates (as defined therein), agents and representatives a non-exclusive, non-transferable license to market and sublicense certain IRI software products when sold in combination with certain MANUGISTICS software products.

         D. IRI and MANUGISTICS entered into a reseller agreement (the "Manugistics Reseller Agreement"), pursuant to which MANUGISTICS granted to IRI and its affiliates (as defined therein), agents and representatives a non-exclusive, non-transferable license to market and sublicense certain MANUGISTICS software products.

         E. The parties desire to enter into this Agreement whereby IRI shall appoint MANUGISTICS as a marketer of IRI's Exclusive Supply Chain Data (as hereinafter defined) and MANUGISTICS shall agree to guarantee IRI certain revenues on terms hereinafter set forth.

Therefore, in consideration of the mutual promises and covenants set forth below, MANUGISTICS and IRI agree as follows:


ARTICLE I - DEFINITIONS

1.1      BASELINING CODE
         "Baselining Code" shall mean the line of code developed and owned by IRI which filters point of sale movement data for a store or aggregate of stores into two or more separate streams by removing or separating one or more of the following effects: in-store promotions; in-store price reductions; and/or holiday effects.
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1.2      CONTRACTED AMOUNT
         "Contracted Amount" shall mean, with respect to a Customer contract entered into during the Guaranteed Revenue Period (as defined below), the total of those amounts due from a Customer thereunder that will be included within Manugistics Generated Revenue (as set forth in Article IV hereof) at such time as such amounts become Revenue (as defined below).

1.3      CUSTOMER
         "Customer" shall mean a third party to whom MANUGISTICS and/or IRI software products have been marketed or licensed and/or access to Supply Chain Data has been marketed or sold by MANUGISTICS, IRI or their respective affiliates, agents or representatives.

1.4      EXCLUSIVE SUPPLY CHAIN DATA
         "Exclusive Supply Chain Data" shall mean Supply Chain Data processed by IRI for Customers specifically and exclusively for use with the Manugistics Software, as defined below.

1.5      GUARANTEED REVENUE PERIOD
         "Guaranteed Revenue Period" shall mean the period beginning on the Effective Date of this Agreement and ending on the last day of the latest to end of the three Revenue Periods.

1.6      IRI
         "IRI" shall mean Information Resources, Inc. and any other corporation, partnership, firm, association, joint venture or any other person in which IRI, directly or indirectly, holds a fifty percent (50%) or more ownership interest.

1.7      IRI RESELLER PRODUCTS
         "IRI Reseller Products" shall mean the IRI Software listed on Schedule A of the IRI Reseller Agreement as "Licensed Programs," together with the documentation provided to MANUGISTICS under the IRI Reseller Agreement for such Licensed Programs.

1.8      IRI RESELLER ROYALTIES
         "IRI Reseller Royalties" shall mean the royalties payable by MANUGISTICS to IRI pursuant to the terms of the IRI Reseller Agreement.

1.9      IRI SOFTWARE
         "IRI Software" shall mean the DataServer Analyzer, TradeWins (or the IRI software product that IRI designates as TradeWins' functional equivalent), Apollo, Baselining Code and Category Manager software products owned by or licensed to IRI and any other software products owned by or licensed to IRI that the parties mutually agree in writing to include in the IRI Reseller Agreement.

1.10     MANUGISTICS





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         "MANUGISTICS" shall mean Manugistics, Inc. and any other corporation, partnership, firm, association, joint venture or any other person in which MANUGISTICS, directly or indirectly, holds a fifty percent (50%) or more ownership interest.

1.11     MANUGISTICS SOFTWARE
         "Manugistics Software" shall mean all versions of the supply chain software products owned by or licensed to MANUGISTICS prior to or subsequent to the date of this Agreement, including, without limitation, MANUGISTICS' current supply chain software products commonly known as Demand Planning, Supply Planning, Manufacturing Scheduling and Transportation Planning and any other software products with similar functionality to these current products developed by or for the benefit of MANUGISTICS, together with the logical successors to such products developed or to be developed by or for the benefit of MANUGISTICS.

1.12     REVENUE
         "Revenue" shall mean revenue recorded and recognized by IRI in accordance with generally accepted accounting principles on a basis consistent with IRI's current revenue recognition policy as set forth in IRI's 1995 Annual Report in Form 10-K.

1.13     REVENUE PERIOD
         "Revenue Period" shall mean the First Revenue Period, the Second Revenue Period and/or the Third Revenue Period, as applicable (as such terms are defined in Section 4.1 hereof).

1.14     REVENUE PERIOD YEAR
         "Revenue Period Year" shall mean each consecutive period of twelve
         (12) months in a given Revenue Period.

1.15     SETTLEMENT DATE

         [  ***  ]


1.16     SUPPLY CHAIN DATA
         "Supply Chain Data" shall mean IRI's point of sale movement data (to the extent IRI is authorized to release such data on the date hereof and throughout the term of this Agreement) for a store or an aggregate of stores, which data (a) is comprised of the following measures: total volume, base volume, incremental volume and the percent increase generated by in-store promotions, specifically feature, display and temporary price reductions; and (b) has been processed by IRI in its usual quality control and processing system and licensed to Customers specifically for the purposes of being used for forecasting future sales in conjunction with supply chain software applications that provide forecasts and supply plans for such Customers' products.





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1.17     TERRITORY
         "Territory" shall mean the world except with respect to Japan, which shall be included within the Territory if Information Resources Japan, a Japanese joint venture in which Information Resources, Inc. owns an interest ("IRJ"), grants its approval to such inclusion, which approval shall be granted or refused on or before March 31, 1997, unless the parties shall agree to a later date.

All other terms not defined in this Article I shall be defined hereinafter.

ARTICLE II - MANUGISTICS' RIGHT TO MARKET EXCLUSIVE SUPPLY CHAIN DATA

2.1 Appointment. For the Term of this Agreement, IRI appoints MANUGISTICS as an exclusive (except as limited in Section 2.2 below), independent marketing agent to solicit orders for Exclusive Supply Chain Data from Customers, and MANUGISTICS hereby accepts such appointment, for the compensation and on the basis of each and all of the other covenants, agreements, terms and conditions set forth in this Agreement. IRI also grants MANUGISTICS the right to appoint third parties to act as independent marketing agents for Exclusive Supply Chain Data hereunder on behalf of MANUGISTICS, subject to the terms and conditions of this Agreement provided IRI first consents to each such appointment, which consent shall not be unreasonably withheld.

2.2 Specific Exclusions. Unless authorized in advance by IRI in writing and in its discretion, MANUGISTICS shall not solicit orders for any IRI services or products other than the Exclusive Supply Chain Data or other than as specifically contemplated by the IRI Reseller Agreement, nor shall MANUGISTICS solicit from Customers outside the Territory. MANUGISTICS' designation hereunder is exclusive with respect to Exclusive Supply Chain Data, except that IRI retains the right, in its discretion, directly or indirectly, to solicit orders from and make sales of any IRI services and/or products, including the Exclusive Supply Chain Data, to any Customer anywhere in the world.

2.3      Responsibilities of MANUGISTICS

         2.3.1 Generally. MANUGISTICS shall use its best efforts to promote the sale of the Exclusive Supply Chain Data for use with the Manugistics Software to the Customers and solicit orders of the Exclusive Supply Chain Data in connection with a license of the Manugistics Software from the Customers and, in connection with which, MANUGISTICS shall (i) actively promote sale of the Exclusive Supply Chain Data for use with the Manugistics Software to the Customers in a vigorous and diligent manner, (ii) promptly respond to inquiries from Customers, (iii) perform general liaison services between IRI and its customers, (iv) exercise due care to protect the trade name, trademarks and general goodwill of IRI and refrain from any activities detrimental thereto, and (v) notify IRI of any complaints or claims concerning IRI or the Exclusive Supply Chain Data, any apparent violations of IRI's trademark or other proprietary rights, and any competitive conditions or customer behavior which may adversely affect the marketability or quality image of the Exclusive Supply Chain Data.





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         2.3.2   Terms of Orders and Sales of Exclusive Supply Chain Data.
         From time to time, IRI will provide MANUGISTICS with copies of its current standard forms of presentation materials, contract terms and conditions and pricing information for the Exclusive Supply Chain Data. If a Customer desires to purchase access to the Exclusive Supply Chain Data, MANUGISTICS shall solicit an order from such Customer or refer that Customer directly to IRI. In either case, IRI will be solely responsible for selling and delivering Exclusive Supply Chain Data access to such Customer. As the initial point of contact with the Customer, MANUGISTICS will have sole responsibility and authority to set prices for access to Exclusive Supply Chain Data for Customers referred to IRI by MANUGISTICS, subject to certain mutually agreed upon minimum access fees. MANUGISTICS shall solicit orders only with IRI's then standard form of "IRI Service Order Form," a current copy of the format of which is attached hereto as Exhibit A. No order, commitment or proposed contract solicited by MANUGISTICS shall be binding upon IRI unless and until accepted by IRI in its sole discretion; however, IRI hereby agrees that it will accept any orders on IRI's then-standard form of "IRI Service Order Form" provided: (a) such form has not been modified by MANUGISTICS, its agents or representatives or the Customer; (b) the terms contained in such order forms are in compliance with the terms of this Agreement; and (c) IRI does not have a compelling business reason to reject such orders. Compelling business reason, for the purposes of this Section, shall include, but not be limited to, the following: non-payment or credit risk concerns or contractual obligations restricting IRI from fulfilling the terms of such order. IRI's contract with the Customer (which may take the form of an addendum to Manugistics' contract with the Customer, an addendum to such Customer's existing InfoScan Contract with IRI or a standalone contract) shall specify that the Customer's right to use Exclusive Supply Chain Data is limited to use with the Manugistics Software only and not with any other software applications, regardless of whether these other software applications are owned by IRI, MANUGISTICS or by a third party.

         2.3.3 Conduct of Business and Expenses. MANUGISTICS' sole compensation hereunder shall be the referral fees set forth in Section
         2.4 below. MANUGISTICS shall maintain adequate staffing and office(s) to fulfill its responsibilities under this Agreement. MANUGISTICS shall conduct all of its business in its own name and, consistent with the provisions of this Agreement, in such manner as it may reasonably see fit. MANUGISTICS shall be responsible for all expenses incurred in connection with the operation of its office, employees, and its activities hereunder.

         2.3.4 Trademarks and Trade Names. IRI hereby grants to MANUGISTICS the right to use IRI's trademarks, tradenames, logo and/or other commercial symbols found on or pertaining to any of the Exclusive Supply Chain Data or other IRI services and products, packaging or otherwise, as the parties mutually agree is reasonably necessary for MANUGISTICS to fulfill its obligations under this Agreement; provided, however, that MANUGISTICS agrees not to remove, alter or change in any way, any such IRI trademark, trade name, logo or other commercial symbol without the prior written permission of IRI which may be withheld in its sole discretion.





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2.4.     Compensation of MANUGISTICS

         2.4.1 Referral Fee. MANUGISTICS shall receive as full and complete compensation for its services rendered hereunder with respect to
         Exclusive Supply Chain Data a referral fee [   ***   ] for each
         contract year or portion thereof derived from Exclusive Supply Chain Data access sales that are referred or solicited by Manugistics, and generated pursuant to a contract entered into between IRI and a Customer within 12 months after the date of written referral by MANUGISTICS.

         2.4.2 Payment. Subject to Section 4.1.4.6. below, IRI shall pay to MANUGISTICS on or before the 45th day following the end of each three month period of this Agreement the Referral Fees owing hereunder related to payments received by IRI during the three month period then ended from Customers for Exclusive Supply Chain Data access for which MANUGISTICS is entitled to receive a Referral Fee hereunder.

         2.4.3 Rescinded Orders. IRI shall deduct from any sum due MANUGISTICS under Section 2.4.1 an amount equal to Referral Fees previously paid to MANUGISTICS on sales of access to Exclusive Supply Chain Data, where the Customer has thereafter rescinded or repudiated its order for, or agreement to purchase, such access; however, in the event a Customer of a rescinded or repudiated order subsequently affirms such order, IRI shall include such amount in Referral Fees due MANUGISTICS hereunder. Notwithstanding the foregoing, sums related to orders that were rescinded or repudiated as a result of IRI's failure to perform under the contracts submitted to IRI and accepted in accordance with Section 2.3.2 above shall be included in Manugistics Generated Revenues for purposes of calculating Revenues under ARTICLE IV.

2.5      Responsibilities of IRI

         2.5.1 Orders. IRI shall use its best efforts to fill promptly all orders from Customers obtained by MANUGISTICS pursuant to this Agreement and accepted by IRI in accordance with Section 2.3 hereof, but shall not be liable for any loss, damage, detention or delay resulting from causes beyond its reasonable control or caused by fire, strike, actions of civil or military authority, accidents or delays in transportation, insurrection or riots, acts of God, war, federal, state or local governmental laws, regulations or restrictions, or inability or delay due to causes beyond IRI's control to obtain necessary labor, materials, or production facilities.

         2.5.2 Sales and Technical Information. IRI will furnish MANUGISTICS from time to time with such sales leads, catalogs, photographs, specifications, price lists and other information and literature as it may deem appropriate or as reasonably requested by MANUGISTICS to assist MANUGISTICS in performing MANUGISTICS' obligations hereunder.





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         2.5.3   Samples.  IRI will make available to MANUGISTICS samples and facsimiles of the Exclusive Supply Chain Data for the sole purpose of showing them to Customers and (if approved in advance by IRI) demonstrating or showing them at trade and promotional shows, in connection with which MANUGISTICS hereby agrees as follows:

                 (a) Selection of Samples. The choice of such samples, duration of time in which MANUGISTICS shall have a right to possess and show them, and MANUGISTICS' usage of them shall be at the sole discretion of IRI, which discretion shall be reasonably exercised.

                 (b) Title in the Samples. All right, title, and interest in any Exclusive Supply Chain Data provided for MANUGISTICS' use as samples shall remain in IRI. MANUGISTICS shall return all such samples at any time IRI shall ask for them and, in any event, not later than the termination of this Agreement.

         2.5.4 Quarterly Reporting By IRI. IRI will provide to MANUGISTICS a quarterly report summarizing the Revenues recognized by IRI from the sale of Supply Chain Data to the extent such Revenues are to be included within Manugistics Generated Revenues as set forth in ARTICLE
         IV. The form of this report will be agreed to by the parties but, at a minimum, will include Customer names if IRI is permitted to disclose such names, amounts of Revenue and the status of Supply Chain Data sales renewals to Customers that have previously purchased access to Supply Chain Data, to the extent Revenues from such sales were included within Manugistics Generated Revenues as set forth in ARTICLE
         IV. This report will be provided to MANUGISTICS within thirty (30) days after the end of each three month period of this Agreement.

2.6 Warranties. IRI shall be responsible for the design, development, supply, production and performance of the Exclusive Supply Chain Data, and shall be obligated to Customers for the warranties on the Exclusive Supply Chain Data as set forth in the written warranty terms and conditions as approved and issued by IRI. MANUGISTICS shall not change or modify, or purport to change or modify, such warranty terms and conditions. IRI MAKES NO WARRANTIES TO MANUGISTICS HEREUNDER, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

2.7 Indemnification. IRI shall indemnify and hold MANUGISTICS harmless from and against any and all liabilities, losses, damages, injuries, costs, expenses, causes of action, claims, demands, assessments and similar matters, including without limitation reasonable attorneys' fees and other costs of suit, resulting from or arising out of the manufacture and performance of the Exclusive Supply Chain Data, including without limitation claims for product liability, infringement of any intellectual property rights and claims under any warranties given by IRI, but excluding any claim to the extent it arises from or in connection with any act or omission by MANUGISTICS or any officer, agent or employee of MANUGISTICS, any failure of MANUGISTICS or any officer, agent or employee of MANUGISTICS to comply with the terms of this Agreement or any performance or failure to perform by Manugistics Software used with the Exclusive Supply Chain





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Data for and against which MANUGISTICS hereby agrees to indemnify IRI;
provided, that the indemnified party shall promptly notify the indemnifying party in writing upon learning of any such claim or potential claim, and that the indemnifying party shall have the option of handling the defense of the same through counsel of its choice, in which event the indemnified party shall provide reasonable cooperation and assistance.

2.8 Property Rights of IRI. IRI hereby represents and warrants that it owns all right, title and interest in and to the Exclusive Supply Chain Data and has the right to grant the rights granted hereunder with respect to the Exclusive Supply Chain Data. Subject to the licenses herein, IRI shall retain all right, title and interest in and to all patent, copyright, trade secret, trademark and other intellectual property rights ("Intellectual Property Rights") in the Exclusive Supply Chain Data and in any modifications, enhancements, localizations and extensions thereto and derivative works based thereon.

ARTICLE III - NON-DISCLOSURE

3.1 Non-Disclosure. It is expected that the parties may disclose to each other certain information which may be considered confidential and trade secret information ("Confidential Information"). Confidential Information shall include: (a) Manugistics Software, Supply Chain Data and/or IRI Software, and other methodologies of either party; (b) any documentation relating to Manugistics Software, Supply Chain Data and/or IRI Software or other user or developer documentation to which either party may have access in connection with this Agreement; (c) product designs and specifications, release management and version control standards, localization support requirements, technical reference manuals and information concerning product strategy; (d) pricing, customer lists and marketing plans; (e) confidential information disclosed by either party in writing that is marked as confidential at the time of disclosure; or (f) confidential information disclosed by either party in any other manner and is identified as confidential at the time of disclosure and is also summarized and designated as confidential in a written memorandum delivered to the receiving party within thirty (30) days of disclosure.

         Notwithstanding the foregoing, Confidential Information shall not include information which: (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the receiving party's possession before receipt from the party providing such Confidential Information; (c) is rightfully received by the receiving party from a third party without any duty of confidentiality; (d) is independently developed by the other party; (e) is disclosed under operation of law; or (f) is disclosed with the prior written approval of the party providing such Confidential Information.

         All Confidential Information owned solely by one party and disclosed to the other party shall remain solely the property of the disclosing party. The parties agree, both during the Term of this Agreement and for a period of five (5) years after the later to occur of termination or expiration of the IRI Reseller Agreement, the Manugistics Reseller Agreement or this Agreement, to hold each other's Confidential Information in confidence and to protect the disclosed Confidential Information by using the same degree of care to prevent the unauthorized use,





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dissemination or publication of the Confidential Information as they use to protect their own confidential information of a like nature. The receiving party will limit disclosure of the disclosing party's Confidential Information to the receiving party's employees who have a need to know and who have signed written agreements enabling the receiving party to fully comply with its obligations hereunder (including without limitation this Section 3.1). The receiving party shall not make the disclosing party's Confidential Information available in any form to any third party, except contractors with a need to know and with which the receiving party has written agreements in place enabling the receiving party to fully comply with its obligations hereunder (including without limitation this Section 3.1), legal counsel and auditors. Neither party will use the other's Confidential Information for any purpose other than the implementation of this Agreement.


ARTICLE IV - GUARANTEED REVENUES

4.1 Terms of Guarantee. MANUGISTICS hereby guarantees to IRI that IRI shall receive Revenue derived directly or indirectly from certain MANUGISTICS' activities as hereinafter set forth ("Manugistics Generated Revenues") in the total sum of not less than $16,500,000 during the Term of this Agreement via three separate revenue streams as hereinafter set forth.

         4.1.1   First Revenue Stream

                 4.1.1.1. For a three (3) year period ("First Revenue Period") beginning on the first day of the month next following the date on which the Exclusive Supply Chain Data and both of the DataServer Analyzer(R) and TradeWins(TM) (or the software product that IRI designates as TradeWins' functional equivalent) software products are ready for commercial licensing in the United States ("Commercially Ready") as the parties shall mutually agree as determined in accordance with the criteria set forth in Exhibit B, but in no event shall such date be later than November 1, 1997 (the "Solution Release Date"), MANUGISTICS will guarantee IRI on an annual basis Manugistics Generated Revenues equal to the sum of (a) the IRI Reseller Royalties (as defined in Section 1.8 above), excluding those royalties attributable to the sublicense of Oracle Programs (as defined in the IRI Reseller Agreement), plus (b) IRI's net Revenue (after sales and use taxes and payment of royalties owed to Oracle Corporation ("Oracle") or any other third party) from any license of the DataServer Analyzer product licensed in conjunction with or specifically for use with any previously licensed Manugistics Software ("DataServer Net Revenues"), without regard to whether such DataServer Analyzer product is licensed pursuant to a MANUGISTICS, IRI, Oracle or other third-party contract, subject to the restrictions set forth in Section 4.1.1.2 below, plus (c) IRI's Revenue from the license of Supply Chain Data and/or Baselining Code to third parties referred by MANUGISTICS net of any Referral Fees or other fees owed to MANUGISTICS and/or third parties related thereto, plus (d) IRI's Revenue from the license of Exclusive Supply Chain Data without regard to





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                 whether such data are licensed on a MANUGISTICS, Oracle or other third-party contract (net of Revenue calculated under clause (c) above and any Referral Fees owed to MANUGISTICS related thereto), plus (e) IRI's Revenue derived from implementation and consulting services provided by IRI to Customers with respect to the license of supply chain software products to Customers but only to the extent such services are rendered in connection with such Customer's access to Exclusive Supply Chain Data.

                 4.1.1.2. MANUGISTICS hereby agrees that the Manugistics Generated Revenues guaranteed under this Section 4.1.1 (the
                 "First Revenue Stream") will [   ***   ] in the First Revenue
                 Period Year of the First Revenue Period (only [   *** ]  of
                 this minimum may be comprised of [   ***   ] Revenues); [
                 ***   ] in the Second Revenue Period Year of the First Revenue
                 Period (only [   ***   ] of this minimum may be comprised of [
                 ***   ] Revenues) and [   ***   ] in the Third Revenue Period
                 Year of the First Revenue Period (only [   ***   ] of this
                 minimum may be comprised of [   ***   ]  Revenues).

                 4.1.1.3. If, at the end of any Revenue Period Year of the First Revenue Period, IRI has not recognized Manugistics Generated Revenues in the full amount guaranteed for such year as set forth in Section 4.1.1.2 above, Manugistics will pay IRI the difference (the "First Stream Shortfall Payment") within 30 days after receipt of an invoice from IRI therefor. To the extent any part of a First Stream Shortfall Payment relates to Contracted Amounts that IRI is not able to recognize as Revenue during such Revenue Period Year, but is able to recognize as Revenue thereafter ("First Stream Subsequent Revenue"), IRI shall pay to Manugistics the amount of such First Stream Subsequent Revenue actually received by IRI during the Guaranteed Revenue Period from Customers ("First Stream Refund Payment") within 30 days after the end of the quarter (based on the Revenue Period Year) in which it is received by IRI provided, however, that under no circumstances shall the First Stream Refund Payment made by IRI with respect to a Revenue Period Year be in excess of the First Stream Shortfall Payment made by MANUGISTICS for such year. Any First Stream Subsequent Revenue included within a First Stream Refund Payment shall be credited towards the Manugistics Generated Revenues for the Revenue Period Year with respect to which such First Stream Refund Payment was made and not the Revenue Period Year in which such First Stream Subsequent Revenue was actually received by IRI.

                 4.1.1.4. Each party agrees to work diligently and in good faith with the other party to ensure that the Exclusive Supply Chain Data and the DataServer Analyzer and TradeWins software products are Commercially Ready as soon as reasonably possible after the date of this Agreement. To this end, IRI agrees to use its best efforts to make the Exclusive Supply Chain Data and the DataServer Analyzer and Tradewins software products available to MANUGISTICS to test their commercial readiness on or before July 1, 1997 and MANUGISTICS agrees to use its best efforts to test such data and software products and provide IRI with





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                 written notice of any material defects it has found within 30 days after it has received such data and software products from IRI. Thereafter, IRI agrees to use its best efforts to correct the material defects noted by MANUGISTICS within 90 days after its receipt of such defect notice. Neither the failure by either party to meet the dates set forth above nor the failure of the parties to mutually agree to a Solution Release Date earlier than November 1, 1997 shall have any effect on the fact that the Solution Release Date shall take place no later than November 1, 1997.

         4.1.2   Second Revenue Stream

                 4.1.2.1. For a three (3) year period ("Second Revenue Period") beginning on the first day of the month next following the Settlement Date, MANUGISTICS guarantees IRI Manugistics Generated Revenues on an annual basis equal to the sum of (a) the IRI Reseller Royalties, excluding those royalties attributable to the sublicense of Oracle Programs (as defined in the IRI Reseller Agreement), plus (b) IRI's Revenue from the license of Exclusive Supply Chain Data without regard to whether such data are licensed on a MANUGISTICS, Oracle or other third-party contract (net of any Referral Fees owed to MANUGISTICS related thereto).

                 4.1.2.2. MANUGISTICS guarantees to IRI that the Manugistics Generated Revenues under this Section 4.1.2 (the "Second
                 Revenue Stream") will be a minimum of [   ***   ] total in the
                 First Revenue Period Year and the Second Revenue Period Year
                 of the Second Revenue Period and [   ***   ] in the Third
                 Revenue Period Year of the Second Revenue Period. The parties acknowledge that the Manugistics Generated Revenues under this
                 Section 4.1.2. shall be in addition to the Manugistics Generated Revenues under Section 4.1.1 above as part of the First Revenue Stream.

                 4.1.2.3. If, at the end of any Revenue Period Year of the Second Revenue Period, IRI has not recognized Manugistics Generated Revenues in the full amount guaranteed for such year as set forth in Section 4.1.2.2 above, Manugistics will pay IRI the difference (the "Second Stream Shortfall Payment") within 30 days after receipt of an invoice from IRI therefor. To the extent any part of a Second Stream Shortfall Payment relates to Contracted Amounts that IRI is not able to recognize as Revenue during such Revenue Period Year, but is able to recognize as Revenue thereafter ("Second Stream Subsequent Revenue"), IRI shall pay to Manugistics the amount of such Second Stream Subsequent Revenue actually received by IRI during the Guaranteed Revenue Period from Customers ("Second Stream Refund Payment") within 30 days after the end of the quarter (based on the Revenue Period Year) in which it is received by IRI provided, however, that under no circumstances shall the Second Stream Refund Payment made by IRI with respect to a Revenue Period Year be in excess of the Second Stream Shortfall Payment made by MANUGISTICS for such year. Any Second Stream Subsequent Revenue included within a Second Stream Refund Payment shall be credited towards the Manugistics Generated Revenues for the Revenue Period Year with respect to which such Second Stream Refund Payment was made and not the Revenue Period Year in which such Subsequent Revenue was actually received by IRI.

         4.1.3   Third Revenue Stream.

                 4.1.3.1. For the one (1) year period ("Third Revenue Period") beginning on the date of this Agreement, MANUGISTICS guarantees IRI Manugistics Generated Revenues equal to the sum of (a) the IRI Reseller Royalties, excluding those royalties attributable to the sublicense of Oracle Programs (as defined in the IRI Reseller Agreement), plus (b) DataServer Net Revenues from any license of the DataServer Analyzer product licensed in conjunction with or specifically for use with any previously licensed Manugistics Software, without regard to whether such DataServer Analyzer product is licensed pursuant to a MANUGISTICS, IRI, Oracle or other third-party contract, subject to the restrictions set forth in Section 4.1.3.2 below, plus (c) IRI's Revenue from the license of Exclusive Supply Chain Data without regard to whether such data are licensed on a MANUGISTICS, Oracle or other third-party contract (net of any Referral Fees owed to MANUGISTICS related thereto).

                 4.1.3.2. MANUGISTICS guarantees to IRI that the Manugistics Generated Revenues under this Section 4.1.3 (the "Third
                 Revenue Stream") will be [   ***  ] (only [   ***   ] of which
                 may be comprised of [   ***   ] Revenues).  The parties
                 acknowledge that the Manugistics Generated Revenues under this
                 Section 4.1.3 shall be in addition to the Manugistics Generated Revenues under Section 4.1.1 and Section 4.1.2 above as part of the First and Second Revenue Streams.

                 4.1.3.3. If, at the end of Third Revenue Period, IRI has not recognized Manugistics Generated Revenues in the full amount guaranteed for such Revenue Period as set forth in Section
                 4.1.3.2 above, Manugistics will pay IRI the difference (the "Third Stream Shortfall Payment") within 30 days after receipt of an invoice from IRI therefor. To the extent any part of the Third Stream Shortfall Payment relates to Contracted Amounts that IRI is not able to recognize as Revenue during such Revenue Period, but is able to recognize as Revenue thereafter ("Third Stream Subsequent Revenue"), IRI shall pay to Manugistics the amount of such Third Stream Subsequent Revenue actually received by IRI during the Guaranteed Revenue Period from Customers ("Third Stream Refund Payment") within 30 days after the end of the quarter (based on the Revenue Period Year) in which it is received by IRI provided, however, that under no circumstances shall the Third Stream Refund Payment made by IRI with respect to the Third Revenue Period be in excess of the Third Stream Shortfall Payment made by MANUGISTICS for such Third Revenue Period.

         4.1.4   Additional Terms Related to Manugistics Generated Revenues.

                 4.1.4.1. Any Manugistics Generated Revenues applicable to either the First Revenue Stream or the Second Revenue Stream in excess of the minimum Manugistics Generated Revenues guaranteed in the first or second year of such Revenue Periods will be applied to the minimum Manugistics Generated Revenues guaranteed under Sections 4.1.1 or 4.1.2 above for the succeeding year.

                 4.1.4.2. Any Manugistics Generated Revenues applicable to either the First Revenue Stream or the Second Revenue Stream earned prior to the commencement of MANUGISTICS' obligation to guarantee such Revenue streams (but contracted for subsequent to the Effective Date of this Agreement) to IRI will be credited toward the minimum Manugistics Generated Revenues for the First Revenue Stream only guaranteed under Section
                 4.1.1 above for any year of the First Revenue Period.

                 4.1.4.3. In the event any Manugistics Generated Revenue meets the requirements for eligibility under more than one Revenue Stream, MANUGISTICS shall have the right, in its sole discretion (so as to maximize the satisfaction of its guaranteed obligations hereunder), but subject to the limitations of this Article IV, to select which Revenue Stream such Manugistics Generated Revenue shall be credited towards; provided, however, that the Revenue Stream selected by MANUGISTICS must be active (i.e., the beginning date of such Revenue Stream must have already occurred) at the time that such Manugistics Generated Revenue is received by IRI.

                 4.1.4.4. In the event that MANUGISTICS sublicenses the TradeWins software product to a Customer and, in conjunction with such sublicensing, the Customer licenses IRI data (other than Exclusive Supply Chain Data) for use with TradeWins, the Revenue generated by the sale of such IRI data, net of sales and use taxes, for use with TradeWins will be included when calculating Manugistics Generated Revenues for purposes of the First and/or Second Revenue Stream.

                 4.1.4.5. The parties agree that they shall characterize all payments made by MANUGISTICS under this Article IV as ordinary license or royalty payments, it being acknowledged and understood that IRI will include all such payments as ordinary income and MANUGISTICS shall deduct all such payments as operating expenses.

                 4.1.4.6. MANUGISTICS shall have the right to off-set any Shortfall Payments owed to IRI hereunder against Referral Fees and/or Refund Payments owed by IRI pursuant to Section 2.4 or
                 Article IV hereof, respectively, to the extentsuch amounts are past due and not then disputed by IRI in good faith. IRI shall have the right to off-set any Referral Fees and/or Refund Payments owed by it hereunder against amounts guaranteed by MANUGISTICS to IRI pursuant to this

                 Article IV, including Shortfall Payments, to the extent such amounts are past due and not then disputed by MANUGISTICS in good faith.

         4.1.5 Notwithstanding anything to the contrary in this Agreement, in the event MANUGISTICS' ability to market the Exclusive Supply Chain Data in the United States or resell the IRI Reseller Products in the United States is Impaired (as defined in Section 4.1.6) prior to the end of the Guaranteed Revenue Period and IRI fails to correct such situation or provide a reasonably acceptable workaround within 60 days after receipt of written notice from MANUGISTICS detailing such situation, the parties mutually agree to restructure or modify the payments and/or obligations created under this Agreement with respect to the First Revenue Stream only. Such restructuring shall be limited to (a) lowering the First Revenue Stream due hereunder; (b) extending the First Revenue Period; and/or (c) redefining the products which are used to generate the First Revenue Stream. If the parties cannot agree how or if such restructuring is to take place, the parties will resolve the matter in accordance with the Dispute Resolution Procedures provided for in Article VI below entitled "Dispute Resolution" provided, however, that IRI shall not be required, as part of such dispute resolution, to appoint MANUGISTICS as a marketer or reseller of IRI services and/or products (except as already set forth in this Agreement) unless IRI agrees to such appointment.

         4.1.6 For the purposes of Section 4.1.5 above, the term "Impaired" shall mean any one or more of the following situations which result in MANUGISTICS being materially damaged in its ability to meet its Revenue guarantee obligations hereunder: (a) IRI does not maintain and update the Exclusive Supply Chain Data in the United States and/or the IRI Reseller Products for use in the United States consistent with reasonable industry practices; or (b) despite MANUGISTICS' best efforts to market and sell access to the Exclusive Supply Chain Data in the United States, there ceases to be a reasonable demand for such Exclusive Supply Chain Data in MANUGISTICS' current and prospective client base in the United States for reasons such as the failure of the Exclusive Supply Chain Data in the United States to measurably improve the forecasting accuracy for such clients; or (c) despite MANUGISTICS' best efforts to market and sublicense the IRI Reseller Products, there ceases to be a reasonable demand for such IRI Reseller Products in MANUGISTICS' current or prospective client base in the United States; or (d) IRI delivers Exclusive Supply Chain Data in the United States and/or IRI Reseller Products to Customers at any time during the term of this Agreement with material defects within IRI's reasonable control, which material defects prevent the productive use of such Exclusive Supply Chain Data and/or IRI Reseller Products; or (e) there exists an injunction that restricts MANUGISTICS from marketing the Exclusive Supply Chain Data in the United States and/or reselling the IRI Reseller Products in any form; or (f) IRI fails to have the Apollo software product Commercially Ready as of the first day of the Second Revenue Period Year of the First Revenue Stream; or (g) an event constituting a force majeure as set forth in

                 Section 5.2.3 occurs; or (h) IRI terminates the IRI Reseller Agreement for reasons other than a breach thereof by MANUGISTICS.

         4.1.7 In the event that a Customer's accounts receivable balance to IRI related to Manugistics Generated Revenue has become over 60 days past due, IRI shall have the right to notify MANUGISTICS of such delinquency and MANUGISTICS shall use its best efforts, for the 60 day period after its receipt of such notice from IRI, to assist IRI, as IRI shall reasonably request, in the collection of amounts due IRI. If, after such 60 day period, the Customer has not remitted the amounts due to IRI, IRI shall make an adjustment to reduce Revenue for 100% of the delinquent balance in the applicable Revenue Stream. At the time of IRI's cash receipt of any amounts previously adjusted for as set forth in the preceding sentence, IRI will increase Revenue in the applicable Revenue Stream to reflect such cash receipt.

4.2      Reporting/Payment Terms.

         4.2.1 Reporting. During the First Revenue Period, the Second Revenue Period and the Third Revenue Period, IRI shall include within the report it delivers to MANUGISTICS as set forth in
                 Section 2.5.4 hereof the Manugistics Generated Revenues actually received by IRI during the preceding three month period and the source of such revenues.

         4.2.2 Final Reconciliation. IRI shall conduct a final reconciliation within 45 days after the last day of the Guaranteed Revenue Period to determine the sum of the Shortfall Payments and Manugistics Generated Revenues received or deemed to be received by IRI under all three Revenue Streams during the Guaranteed Revenue Period, less the total amount of Refund Payments made or deemed to be made by IRI under all three Revenue Streams during the Guaranteed Revenue Period ("Total Actual Revenues"). In the event the Total Actual Revenues are in excess of $16,500,000 and include Shortfall Payments made by MANUGISTICS under the terms of Sections 4.1.1.3, 4.1.2.3., and 4.1.3.3. above, then IRI shall refund to MANUGISTICS, within 30 days after such final reconciliation is completed, such excess amount but only to the extent such excess is equal to or less than the sum of all Shortfall Payments included within the Total Actual Revenues less the sum of all Refund Payments made by IRI with respect to such Shortfall Payments. In the event the Total Actual Revenues are less than $16,500,000, then IRI shall invoice MANUGISTICS for the difference ("Final Reconciliation Amount"). MANUGISTICS agrees to pay such invoice received hereunder within 30 days of receipt. To the extent any part of the Final Reconciliation Amount relates to Contracted Amounts that IRI is not able to recognize as Revenue during the Guaranteed Revenue Period, but is able to recognize as Revenue ("Final Subsequent Revenue Amounts") within two (2) years thereafter (the "Final Reconciliation Period"), IRI shall pay to Manugistics the amount of such Final Subsequent Revenue Amounts actually received by IRI within the Final Reconciliation Period from Customers ("Final Refund Payment") within 30 days after the end of the quarter in which it is received by IRI provided, however, that under no circumstances shall the total Final Refund Payment made by IRI with respect to the Final Reconciliation Period be in excess of the Final Reconciliation Amount paid by MANUGISTICS to IRI hereunder.

4.3 Records; Right to Audit. Each of IRI and MANUGISTICS shall keep accurate books of account and records pertaining to the Manugistics Generated Revenues. No more than twice during any twelve (12) month period, each of IRI and MANUGISTICS (the "Inspecting Party") may, at its sole expense, employ an independent Certified Public Accountant who is not compensated based on the results of the audit, and who is reasonably acceptable to the other party (the "Inspected Party"), to inspect such books of account and records upon reasonable notice to the Inspected Party, and at a reasonable time during normal business hours for the purpose of verifying the Manugistics Generated Revenues payable to and/or received by IRI pursuant to this Agreement. Such Certified Public Accountant shall hold all information obtained in strict confidence; shall not disclose such information to any other persons or entity (except the Inspecting Party) without the Inspected Party's prior written consent; and shall not disclose to the Inspecting Party any information regarding the Inspected Party's business other than any noncompliance by the Inspected Party with the Revenue payment provisions hereof.

ARTICLE V - TERM AND TERMINATION

5.1 Term. This Agreement shall become effective on the Effective Date and shall remain in effect until the later to occur of: (a) the date on which MANUGISTICS has completely fulfilled its guarantee obligations to IRI of at least $16,500,000 under Article IV hereof, or (b) ten
         (10) years after the Effective Date hereof, unless extended by mutual agreement or sooner terminated as specified herein (the "Term").

5.2      Termination.

         5.2.1 Termination for Cause. Either party (the "Notifying Party") may terminate this Agreement, or any part thereof, including any future Revenue commitments due hereunder (except as otherwise set forth in Section 5.2.2 below), in the event the other party hereto (the "Breaching Party") materially breaches this Agreement and the Notifying Party provides written notice to the Breaching Party specifying such breach in detail and the Breaching Party fails to remedy such breach within sixty
                 (60) days after receipt of such notice. The parties agree to resolve any dispute over whether a material breach has occurred in accordance with Section 6.3 (Dispute Resolution) below.

         5.2.2 Second and Third Revenue Stream Not Terminable. Notwithstanding the terms of Section 5.2.1 above or any other provision of this Agreement, under no circumstances shall MANUGISTICS have the right to terminate its obligations to guarantee and pay to IRI the Second or Third Revenue Stream.

         5.2.3 Force Majeure. Neither party shall be liable to the other for failure or delay in the performance of a required obligation if such failure or delay is caused by riot, fire, flood, explosion, earthquake or other natural disaster, government regulation, or other similar cause beyond such party's control, provided that such party gives prompt written notice of such condition and resumes its performance as soon as possible.

5.3 Effect of Termination. Upon termination or expiration of this Agreement, all rights and obligations of the parties under this Agreement shall cease, except as provided in this Article V. Termination of this Agreement shall not limit either party from pursuing other remedies available to it, including injunctive relief, nor shall such termination relieve either party of its obligation to pay all royalties and/or fees that have accrued or are otherwise owed by it to the other party under this Agreement. The parties' rights and obligations under Articles V (Term and Termination), VII (General) and Sections 2.7 (Indemnification) and 2.8 (Property Rights of IRI) of
         Article II, as well as those other Sections reasonably required to allow the parties to exercise their post-termination rights hereunder, shall survive expiration of termination of this Agreement.

ARTICLE VI - BUSINESS PLAN; RELATIONSHIP MANAGERS; DISPUTE RESOLUTION

6.1      Business Plan.     The parties shall, with all due diligence,
         cooperatively develop a Business Plan for implementation of the sales and marketing terms of this Agreement with respect to the Exclusive Supply Chain Data. The parties shall use commercially reasonable efforts to agree on the Business Plan within ninety (90) days after execution of this Agreement and shall update the Business Plan annually. Such Business Plan shall:

         (a) Specify the operating guidelines for such sales and marketing activities,

         (b) Define criteria and formats for operations and business reviews, to be conducted jointly by the parties, to monitor their performance against the Business Plan with respect to sales and marketing of the Exclusive Supply Chain Data pursuant to the terms of this Agreement, and

         (c) Contain a jointly developed budget covering all of the parties' obligations under this Agreement. Such budget shall detail Revenue and expense plans for all obligations and commitments hereunder to be performed during the upcoming year. Such plan shall be subject to adjustment and review on a quarterly basis taking into account actual expenses and Revenue earned during the preceding quarter.

6.2 Relationship Managers. Each party shall designate a Relationship Manager who shall maintain primary responsibility for the relationship between the parties. The Relationship Manager shall serve as the primary point of contact for communications with the other party, for ensuring that the appropriate resources within his or her company are brought to bear for the success of the relationship and for escalating issues as required. The name of each party's Relationship Manager is specified on Exhibit C hereto.

6.3 Dispute Resolution. In the event that any dispute or disagreement exists between representatives of the parties which cannot be satisfactorily resolved between them, the matter shall be referred to an executive for the appropriate functional area from each party, who shall diligently work to resolve the dispute. If the two executives cannot resolve the dispute to the parties' mutual satisfaction within ten (10) business days after the dispute has been referred to them, the executives shall refer the matter to their respective Chief Executive Officers. If the Chief Executive Officers are unable to render a decision or the decision does not serve to resolve the dispute within ten (10) business days, except in disputes dealing with the ownership of, title to or authority to license or sell intellectual property which shall be referred to the court system, then either party may resort to arbitration.

         In the event a matter is referred to arbitration by either party, such arbitration shall be conducted in the English Language and shall take place in a city to be mutually agreed by the parties. The arbitration tribunal shall be composed of three (3) arbitrators appointed pursuant to the procedures set forth in Arbitration Rules of the American Arbitration Association. The procedure to be followed by the arbitration tribunal shall be the Commercial Arbitration Rules of the American Arbitration Association. The basis for the final decision of the arbitration panel shall be given in writing to the parties when the award is made. The award shall be given by a majority decision. If there is no majority, the award shall be given by the chairman for the arbitration tribunal alone. The award shall be enforceable at law against the parties as if it had been established by the ordinary domestic courts of the parties. Judgment may be entered on the award by any competent court having jurisdiction.

         Except for disputes relating to the ownership of, title to or authority to license intellectual property, neither party shall exercise its rights of termination so long as an arbitration process has been initiated and shall continue to perform its obligations under this Agreement in order to allow the parties to settle the dispute or disagreement, so long as, if the dispute concerns a material breach, the party alleged to be in breach has promptly commenced cure and pursues the cure in good faith. Neither party shall begin any formal proceedings for arbitration of the dispute, except for the seeking of equitable relief, until the dispute has been elevated to the Chief Executive Officers, and they conclude, after endeavoring in good faith to resolve the dispute, that resolution through continued negotiation is not likely.

ARTICLE VII - GENERAL

7.1 Governing Law. This Agreement, and all matters arising out of or relating to this Agreement, shall be governed by the procedural and substantive laws of the State of Delaware.

7.2 Assignment. Neither party may assign any rights, duties, obligations or privileges under this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, 30 days prior written notice shall be required but consent shall not be required in the event the proposed assignee is an entity controlling, controlled by or under common control with the assigning party and the non-assigning party does not reasonably consider such assignee to be its competitor.

7.3 Notice. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand or mailed by certified mail, return receipt requested, with postage prepaid, or sent through a nationally recognized courier service, addressed as follows:

         For IRI:                          Information Resources, Inc.
                                           150 N. Clinton Street
                                           Chicago, IL 60661
                                           Attn:  General Counsel

         For Manugistics:                  Manugistics, Inc.
                                           2115 East Jefferson Street
                                           Rockville, MD  20852
                                           Attn:  General Counsel

7.4 Relationship Between the Parties. In all matters relating to this Agreement, MANUGISTICS and IRI shall act as independent contractors. Neither party will represent that it has any authority to assume or create any obligation, express or implied, on behalf of the other party, or to represent the other party as agent, employee or in any other capacity except as expressly permitted in Article II above. Neither party shall have any obligation, express or implied, except as expressly set forth herein. In no event shall the parties be considered to have formed a partnership under or in any way to have contracted to form a joint venture for purposes of state law or tax purposes.

7.5 Interpretation. This Agreement, including any exhibits, addenda, schedules and amendments, has been negotiated at arm's length and between persons sophisticated and knowledgeable in the matters dealt with in this Agreement. Each party has been represented by experienced and knowledgeable legal counsel. The provisions of this Agreement shall be interpreted in a reasonable manner to effect the purposes of the parties and this Agreement.

7.6 Entire Agreement. This Agreement, together with the Exhibits hereto, sets forth the entire agreement between the parties and supersedes prior proposals, agreements, and representations between them, whether written or oral, relating to the subject matter contained herein except the IRI Reseller Agreement and the Manugistics Reseller Agreement between the parties. This Agreement may be changed only if agreed to in writing and signed by an authorized signatory of each party. Purchase Orders issued pursuant to this Agreement shall be for the internal purposes of the issuing party and shall not serve to modify the terms of this Agreement.

7.7 Export. The parties agree to comply fully with all relevant export laws and regulations ("Export Laws") to assure that neither the Supply Chain Data nor any direct product thereof is (a) exported, directly or indirectly, in violation of Export Laws; or (b) is intended to be used for any purposes prohibited by the Export Laws, including without limitation, nuclear, chemical, or biological weapons proliferation.

7.8 Severability. If any provision or provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

7.9 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

7.10 No Waiver. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

7.11 Limitation of Liability. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOSS OF PROFITS OR REVENUE INCURRED BY EITHER PARTY OR ANY THIRD PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 7.11 SHALL OPERATE TO PREVENT AN INDEMNIFIED PARTY FROM SEEKING INDEMNIFICATION FROM THE INDEMNIFYING PARTY UNDER SECTION 2.7 HEREUNDER OR OTHERWISE FOR INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, OR DAMAGES FOR LOSS OF PROFITS OR REVENUE CLAIMED BY A THIRD PARTY. NEITHER PARTY'S LIABILITY FOR DIRECT DAMAGES HEREUNDER, EXCLUDING DAMAGES INCURRED BY EITHER PARTY RELATED TO THE OTHER PARTY'S ALLEGED INFRINGEMENT OF THIRD-PARTY INTELLECTUAL PROPERTY RIGHTS, FRAUD OR INTENTIONAL BREACH OF ANY COVENANT OR OBLIGATION IN THIS AGREEMENT, AND EXCLUDING MANUGISTICS' OBLIGATIONS TO GUARANTEE REVENUES TO IRI HEREUNDER, SHALL EXCEED ONE MILLION FIVE HUNDRED THOUSAND DOLLARS ($1,500,000).

         The provisions of this Section 7.11 allocate the risks under this Agreement between the parties and are an intrinsic part of the bargain between the parties. The fees provided for in this Agreement reflect this allocation of risks and the limitation of liability specified herein.

7.12 Category Management Process Cooperation. Both parties recognize that the category management process and related products such as IRI's Category Manager software product, have the potential for adding substantial value to the integration of decision support and supply chain operations at retailers. IRI and MANUGISTICS agree to use commercially reasonably efforts to work together to investigate and define possible category management solutions that will integrate with supply chain operations in the retailer environment, with the mutual intent of being able to introduce such solution(s) to retailers within 18 months of the date of this Agreement.

MANUGISTICS, INC.                             INFORMATION RESOURCES, INC.


By:  /s/ William M. Gibson                    By:  /s/ Gian M. Fulgoni
     ---------------------------------------       -------------------


Title:  President, Chief Executive Officer    Title: /s/ Chief Executive Officer
        ----------------------------------           ---------------------------